Exhibit 99.1

Beta Oil & Gas, Inc. Announces 2003

 Second Quarter Financial Results

FOR IMMEDIATE RELEASE — August 14, 2003

Tulsa, Oklahoma — August 14, 2003 — Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today its financial results for the quarter ended June 30, 2003.

The Company had net income for the quarter ended June 30, 2003 of $186,970 compared with a net loss of ($160,388) for the comparable 2002 quarter.  The Company’s net income applicable to common shareholders for the quarter was $75,488, or $.006 per share compared to a net loss applicable to common shareholders of ($271, 870), or ($.022) per share for the same quarter in 2002.  Revenues for the quarter were $3,042,695 compared with $2,547,618 for the comparable 2002 quarter. The increase in revenues for the quarter was the result of a significantly higher oil and natural gas price environment.  Cash flow from operations (before changes in working capital) for the quarter ended June 30, 2003 was  $1,630,000 compared to $988,600 for the comparable 2002 quarter, reflecting the significant rise in oil and gas prices from the levels a year ago. (Please refer to the table below for the Company’s calculation of cash flow from operations excluding working capital changes, a non-GAAP financial measure).  Cash provided by operating activities for the second quarter of 2003 was $1,352,300 compared to $1,565,700 for the comparable quarter in 2002.

Production volume for the quarter was 640.0 MMcf equivalent (MMcfe) compared to 755.5 MMcfe for the comparable 2002 quarter, a 15% decrease for the quarter.  Decreases in production from 2002 were attributed to natural production decline.

The average price received for natural gas (including the impact of hedges) for the quarter was $4.53 per Mcf, a 47% increase from the average natural gas price of $3.08 per Mcf received in the second quarter last year.  The average price realized for crude oil (including the impact of hedges) also increased 21% to $26.49 per barrel compared to $21.83 per barrel in last year’s quarter.  During the second quarter, approximately 38 % of the Company’s natural gas production was hedged with costless collars and swaps, which cover through August 2003, having an average floor of $3.88 per MMbtu and an average ceiling of $4.45 per MMbtu.  Approximately 27 % of our crude oil was hedged during the second quarter with costless collars having a floor of $24.00 per barrel and a ceiling of $26.25 per barrel.  The crude oil hedges cover through September 2003.

Working capital increased to a surplus of $2,893,812 at June 30, 2003 compared to a working capital deficit of ($993,365) at June 30, 2002 and a deficit of ($77,047) at December 31, 2002.

David Wilkins, President and CEO stated, “ I am pleased with the progress that we have made this year on our goals of increasing our working capital and strengthening our balance sheet.  Thanks to good product prices and the hard work of our employees, our improved liquidity position will allow us to increase our drilling and recompletion activities during the remainder of 2003 over our previously planned levels.  Also, we will begin to reduce our debt level in the third quarter, accomplishing another important goal that we set for this fiscal year.  In addition to a return to profitability, we were able to address and reverse the production decline that the Company has been experiencing over the past few quarters.  Increasing production and adding reserves in a cost efficient manner is the top priority of our operational focus.”

Condensed Income Statement Data

	For the Quarter Ended		For the Six Months Ended
(In Thousands)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues	$3,042.7	$2,547.6	$6,143.9	$4,890.9
Cost and Expenses:
Operating expense	763.9	976.8	1,599.5	1,756.9
General and administrative	677.6	457.6	1,491.4	933.0
Depreciation, depletion, amortization, and impairment	1280.0	1,149.1	2,615.0	2,304.7
Interest expense and other	134.2	124.5	269.4	262.9
Net income (loss) before income tax	187.0	(160.4)	168.6	(366.6)
Income tax provision	—	—	—	—
Net income (loss) before cumulative effect of a change in accounting principle	187.0	(160.4)	168.6	(366.6)
Cumulative effect of change in accounting Principle	—	—	1.6	—
Net income (loss)	187.0	(160.4)	170.2	(366.6)
Preferred dividends	(111.5)	(111.5)	(221.7)	(221.7)
Net income (loss) applicable to common Shareholders	$75.5	$(271.9)	$(51.5)	(588.3)

Per diluted common share data:
Net income (loss) applicable to common shareholders	$.006	$(.022)	$(.004)	$(.047)

Weighted average diluted common shares	12,429	12,393	12,434	12,395

Condensed Operations Data

	For the Quarter Ended		For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Production:
Crude oil — MBbls	28.2	32.3	57.4	72.2
Natural gas — MMcf	471.0	561.6	925.6	1,136.4
Natural gas equivalent — MMcfe	640.0	755.5	1,270.6	1,569.4

Average sales price:
Crude oil — Bbl (A)	$26.49	$21.83	$26.10	$21.12
Natural gas — Mcf (B)	$4.53	$3.08	4.62	2.79

(A)      The average crude oil price received per barrel includes the impact of hedges. For the quarter and six months ended June 30, 2003 the average price was reduced by $ .71 per Bbl and  $3.51 per Bbl, respectively.

(B)        The average natural gas price received per Mcf includes the impact of hedges. For the quarter and six months ended June 30, 2003, the average price was reduced by $ .39 per Mcf and $1.11 per Mcf, respectively.

NON-GAAP FINANCIAL MEASURES

Cash flow from operations represents cash provided by operating activities before changes in working capital items related to operating activities.  Cash flow from operations is presented because management believes it is a useful adjunct to cash provided by operating activities under generally accepted accounting principles in the United States (GAAP).  Cash flow from operations is accepted as a financial indicator of an oil and gas company’s ability to generate cash, which is used to internally fund exploration and development activities and to service debt.  Cash flow from operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  The following table reconciles cash provided by operating activities to cash flow from operations (in thousands):

	For the Quarter Ended		For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Cash provided by operating activities	$1,352.3	$1,565.7	$1,720.6	$1,783.3
Changes in working capital related to operating activities	277.9	(577.1)	1,229.0	154.8

Cash flow from operations	$1,630.2	$988.6	$2,949.6	$1,938.1

Management will host a conference call/webcast on Tuesday, August 19, to discuss the Company’s financial and operating results for the quarter ended June 30, 2003 and to provide an operational update and outlook for 2003. Details regarding the upcoming conference call include:

Date and Time:	Tuesday, August 19, at 10:00 a.m. CDT

Where:	http://www.vcall.com/CEPage.asp?ID=84310

How:	Live over the Internet — Simply log on to the web at above address.

The call will also be available by conference call: Dial in # 1-877-407-9205

Host: David A. Wilkins — President and CEO

If you are unable to participate during the live webcast, the call will be archived at: www.betaoil.com.   A recording of the call will be available until 11:59 pm on August 25, 2003 by calling: 877-660-6853.  Replay pass codes: (both required for playback): Account # 1628 Confirmation # 72137

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploitation, exploration and development of oil and gas properties.  For more information, please contact Steve Fischer at (918) 495-1011.

The Company’s full quarterly report, or Form 10-Q, can be accessed at www.sec.gov or by visiting the Company’s website at www.betaoil.com.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  These risks are presented in detail in our filings with the Securities and Exchange Commission.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.